Exhibit 10.2

Execution Version

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”) to the Employment Agreement, dated as of October 25, 2017, by and between DoubleVerify Inc. (the “Company”) and Nicola Allais (“Employee,” and the agreement, the “Employment Agreement”), is made and entered into as of August 6, 2026 (the “Amendment Effective Date”), by and between the Company and Employee. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Employment Agreement.

WHEREAS, the Company and Employee mutually desire to amend the terms and conditions of the Employment Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and promises of the Parties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties agree as follows:

1.	Section 2.01(B) of the Employment Agreement is deleted in its entirety and replaced with “Reserved.”

2.	Section 4.02(B) of the Employment Agreement is deleted in its entirety and replaced with the following:

(B) Termination by the Company without Cause or by Employee with Good Reason.

(i) If Employee’s employment with the Company is terminated by (x) the Company without Cause or (y) Employee with Good Reason, in either case outside of the CIC Period (as defined below), the Company will pay or provide Employee with (a) the Accrued Amounts, (b) an amount equal to 1.0x Employee’s then-current Base Salary, prior to any reduction constituting Good Reason, if applicable, paid over a period of 12 months following such termination, in accordance with the Company’s payroll practices, (c) a Bonus for the calendar year of Employee’s termination based on actual performance through the date of Employee’s termination, prorated for the number of days in such calendar year that have elapsed through the date of Employee’s termination, and (d) subject to Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and Employee’s continued eligibility for COBRA coverage, the Company will pay the portion of the COBRA premiums equal to the employer contribution toward the cost of group health coverage that the Company would have paid had Employee remained an active employee, and Employee will pay the remaining portion of the COBRA premiums at the same level and cost to Employee as if Employee were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars) continued participation in the Company’s group health plan that covers Employee and Employee’s eligible dependents at the active employee rate for a period of 12months, provided that Employee is eligible, and remains eligible, for COBRA coverage (the “COBRA Subsidy”); provided, that if Employee obtains other employment that offers group health benefits, the COBRA Subsidy will immediately cease.

(ii) If Employee’s employment with the Company is terminated by (x) the Company without Cause or (y) Employee with Good Reason, in either case within the three months prior to a Change in Control (as defined in the Company’s 2021 Omnibus Equity Incentive Plan (the “Equity Plan”)) or the twelve months following a Change in Control (such period, the “CIC Period”), the Company will pay or provide Employee with (a) the Accrued Amounts, (b) an amount equal to 1.0x Employee’s then-current Base Salary, prior to any reduction constituting Good Reason, if applicable, paid over a period of 12 months following such termination, in accordance with the Company’s payroll practices, (c) Employee’s target Bonus for the calendar year of Employee’s termination, (d) the COBRA Subsidy, consisting of the Company’s payment of 100% of the applicable COBRA premiums (including both the employer and employee portions), for a period of 18 months, and (e) full vesting acceleration as of Employee’s termination date of all outstanding equity awards then held by Employee (including all Alternative Awards (as defined in the applicable award agreement) granted to Employee in substitution for any outstanding equity award in connection with a Change in Control).

(iii) The Company will not be obligated to provide the COBRA Subsidy contemplated by Section 4.02(B)(i)(d) or Section 4.02(B)(ii)(d) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), in which case the Company will provide Employee with a monthly cash payment equal to the monthly cost of such coverage during the period of time in which the COBRA Subsidy would have otherwise been provided to Employee.

(iv) The payments described in Sections 4.02(B)(i)(b) and 4.02(B)(ii)(b) will commence to be paid on the 60th day following the date on which Employee’s termination occurs, with the first payment including any payments that would have been made had the 60-day delay not applied, subject to Employee’s timely execution and non-revocation of the Release (as defined in Section 4.04). The payments described in Sections 4.02(B)(i)(c) and 4.02(B)(ii)(c) will be paid on the 30th day following the date on which Employee’s termination occurs, in each case subject to Employee’s timely execution and non-revocation of the Release. The payments and benefits provided in Sections 4.02(B)(i) and 4.02(B)(ii) will be in lieu of any termination or severance payments or benefits for which Employee may be eligible under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(v) Notwithstanding anything in this Agreement to the contrary, if the Company determines that any payments or benefits to or for the benefit of Employee, whether pursuant to the terms of this Agreement or otherwise (each, a “Payment”), will, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the Payments will be reduced (but not below zero) to the least extent necessary so that the Payments, in the aggregate, sum to $1.00 less than the amount at which Employee becomes subject to the Excise Tax; provided, that such reduction will be imposed hereunder only if it will cause the Employee to retain, on a net, after-tax basis, a higher aggregate amount of Payments than if the Payments were not subject to such reduction. In no event will Employee be entitled to a gross-up with respect to the payment of any Excise Tax or otherwise as imposed by Section 280G of the Code. If the foregoing reduction applies, the Payments will be reduced in reverse chronological order of scheduled payment, and any Payments to which Treas. Reg. § 1.280G-1 Q/A 24(c) does not apply will be reduced first, up to and including zero, before any Payments that are subject to Treas. Reg. § 1.280G-1 Q/A 24(c) are reduced.

3.	The reference to “Section 4.02(B)(d)” in Section 4.03 of the Employment Agreement is deleted and replaced with a reference to “Sections 4.02(B)(i)(d) and 4.02(B)(ii)(d).”

4.	Except as set forth herein, all provisions of the Employment Agreement will remain in full force and effect. This Amendment and the Employment Agreement embody the complete agreement and understanding between the parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements, or representations by and between the Parties, written or unwritten, that may have related to the subject matter hereof in any way. After the Amendment Effective Date, any reference to the Employment Agreement will mean the Employment Agreement as amended and modified by this Amendment. This Amendment may not be amended, modified, or changed (in whole or in part) except by a definitive written agreement expressly referring to this Amendment, which agreement is executed by both parties. In the event of any inconsistency between the terms of this Amendment and the terms of the Employment Agreement, this Amendment will control.

[Signature page follows]

IN WITNESS WHEREOF, the Company and Employee have executed this Amendment as of the day and year first written above.

COMPANY
DOUBLEVERIFY INC.

By:	/s/ Mark Zagorski
Name: Mark Zagorski
Title: Chief Executive Officer

EMPLOYEE

/s/ Nicola Allais
Nicola Allais